Exhibit 99.2

Contacts:

Jim Mazzola

858-704-8122

ir@halozyme.com

Chris Burton

858-704-8352

ir@halozyme.com

FOR IMMEDIATE RELEASE

HALOZYME THERAPEUTICS PRICES PUBLIC OFFERING OF COMMON STOCK

SAN DIEGO, May 18, 2017 — Halozyme Therapeutics, Inc. (NASDAQ: HALO) announced today the pricing of its previously announced underwritten public offering of 10,000,000 shares of its common stock at a public offering price of $12.50 per share. All of the shares in the offering are being sold by Halozyme. The gross proceeds from this offering are expected to be approximately $125 million, before deducting the underwriting discounts and commissions and estimated offering expenses payable by Halozyme. The offering is expected to close on May 24, 2017, subject to customary closing conditions. In addition, Halozyme has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of common stock at the public offering price, less the underwriting discounts and commissions, in connection with the offering.

Wells Fargo Securities, LLC and Deutsche Bank Securities are acting as joint book-running managers for the offering. Barclays and JMP Securities are acting as co-managers for the offering.

Halozyme intends to use the net proceeds from this offering to fund continued development of its PEGPH20 oncology program and for other general corporate purposes.

An automatic shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and is effective. A preliminary prospectus supplement relating to the offering has been filed with the SEC and a final prospectus supplement relating to the offering will be filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, from Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, or by telephone at (800) 326-5897 or email to cmclientsupport@wellsfargo.com; or Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, or by telephone at (800) 503-4611 or email to prospectus.cpdg@db.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment.

Safe Harbor Statement

All of the statements in this press release that are not statements of historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of such statements include Halozyme’s expectations regarding its fundraising efforts, including the closing of the public offering, the underwriters’ exercise of their option to purchase additional shares and Halozyme’s intended use of proceeds. These statements are based upon management’s current plans and expectations and are subject to a number of risks and uncertainties which could cause actual results to differ materially from such statements. A discussion of the risks and uncertainties that can affect these statements is set forth in Halozyme’s preliminary prospectus supplement and the accompanying prospectus filed with the SEC on May 18, 2017, together with the information incorporated by reference, under the heading “Risk Factors.” Halozyme disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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